                                                                    EXHIBIT 99.1

[PSI LOGO]

CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700

                 PSYCHIATRIC SOLUTIONS COMPLETES ACQUISITION OF
         20 INPATIENT PSYCHIATRIC FACILITIES FROM ARDENT HEALTH SERVICES

FRANKLIN, Tenn. (July 1, 2005) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ:
PSYS) announced today the completion of the acquisition of 20 inpatient psychiatric facilities from Ardent Health Services. The facilities produced revenues of approximately $300 million in 2004 and have a total of approximately 2,000 inpatient beds. As a result of the transaction, PSI is the country's largest provider of inpatient psychiatric care, operating 54 inpatient psychiatric facilities with more than 6,300 beds.

      Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, said, "The completion of this acquisition solidifies PSI's position as the country's leading provider of inpatient psychiatric services and strengthens our ability to sustain consistent profitable growth. Having examined the facilities thoroughly during the process of completing the transaction, we can again attest to the high quality of the skilled professionals who are joining PSI and of the care they provide their patients. We now have more than 14,000 employees and are excited to welcome all of these new members to the PSI family. We also remain fully confident of our ability to produce further significant organic growth in these facilities as we increase same-facility revenues and improve operating efficiencies. There is a tremendous market opportunity to meet growing demand for inpatient psychiatric services in this country, and the new facilities and expanded geographic presence we have gained through this transaction expand our capacity to meet this demand efficiently and with the highest quality of care."

      As previously announced, the purchase price for the facilities was $560 million, consisting of $500 million cash and the issuance of 1,362,760 shares of PSI common stock. PSI financed the cash portion of the acquisition price through its new $475 million senior credit facilities, consisting of a $325 million term loan facility, which has an interest rate of LIBOR + 2% and matures in 2012, and a $150 million revolving credit facility, which has an interest rate of LIBOR + 2.5% and matures in December 2009, and a $150 million Senior Unsecured Term Loan. In addition, PSI announced the pricing of $220 million 7.75% Senior Subordinated Notes due 2015, the proceeds of which will be used to repay the Senior Unsecured Term Loan as well as repurchase approximately $61 million of the Company's 10.625% Senior Subordinated Notes due June 2013.

                                    - MORE -

PSYS Completes Acquisition from Ardent
Page 2
July 1, 2005

      Brent Turner, Vice President, Treasurer of PSI, commented, "We are extremely pleased with the terms of our bank financing and believe that our capital structure provides us with great flexibility and positions us well to continue to execute our growth strategy in the behavioral health care industry."

      Neither the Company's 7.75% Senior Subordinated Notes due 2015 nor the shares of PSI common stock issued in connection with the acquisition have been registered under the Securities Act of 1933. These securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

      This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional inpatient facilities on favorable terms; (2) the ability of PSI to improve the operations of acquired inpatient facilities, including the inpatient facilities acquired from Ardent Heath Services; (3) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; (5) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; and
(6) potential difficulties in integrating the operations of PSI with recently acquired operations, including the inpatient facilities acquired from Ardent Heath Services. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission, including the factors listed in PSI's Annual Report on Form 10-K for 2004 filed on March 15, 2005, under the caption "Risk Factors." PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

      Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 54 owned or leased freestanding psychiatric inpatient facilities with more than 6,300 beds. The Company also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

                                     - END -